Exhibit 4.1

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

INOVIO PHARMACEUTICALS, INC.

THIS AMENDMENT TO THE WARRANT TO PURCHASE COMMON STOCK, dated January 27, 2026 (“Amendment”), amends that certain Series A Warrant, dated as of July 7, 2025 (the “Series A Warrant”), issued by Inovio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) for the benefit of [__] or its assigns (the “Holder”).

WHEREAS, pursuant to Section 5(m) of the Series A Warrant, the Series A Warrant may be amended or modified with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder have agreed to amend the Series A Warrant to modify the Termination Date (defined therein) from “on or prior to 5:00 p.m. (New York City time) on that date that is the earlier of (i) twelve (12) months from the Issue Date or (ii) thirty (30) days after the date on which the Company first publicly discloses, whether by press release or Form 8-K filing, the U.S. Food and Drug Administration’s acceptance of the Biologic License Application for INO-3107” to “on or prior to 5:00 p.m. (New York City time) on March 31, 2026.”

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Holder agree as follows:

1.	Amendment.

The definition of “Termination Date” in the first sentence of the first paragraph of the Series A Warrant is amended and restated as follows:

“… and on or prior to 5:00 p.m. (New York City time) on March 31, 2026 (the “Termination Date”) but not thereafter...”

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

Inovio Pharmaceuticals, Inc.

By:
Name:
Title: